Exhibit 10.8
                        Employment Agreement between the
                      Registrant and Stephen K. Velte. CTO
                                November 7, 2003

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New Millennium Employment Agreement for Steve Valte

November 7, 2003

Dear Steve:

The following sets forth our agreement (the "Agreement") regarding the terms and provisions of your employment as an employee of New Millennium Media International, Inc. (the "Company"). Capitalized words which are not otherwise defined herein shall have the meanings assigned to such words in Section 5 of this Agreement.

      1. Commencement of Employment. Your employment under this Agreement Shall commence on November 1, 2003 (the "Effective Date"). This agreement represents an extension to the original employment contract between you and the Company signed on May 1, 2003. The terms of this extension supercede the terms of the original agreement from this point forward although the compensation terms outlined in the original remain valid and enforceable.

      2. Position. You shall be employed as Director of the Company's Research and Development and the Chief Technology Officer of the Company and shall report directly to the Chief Executive Officer of the Company, and your duties and responsibilities to the Company shall be consistent in all respects with such position. You shall devote substantially all of your business time, attention, skills and efforts exclusively to the business and affairs of the Company, other than minimal amounts of time devoted by you to the management of your personal finances or to engaging in charitable or community service. Your principal place of employment shall be the executive offices of the Company in Safety Harbor, Fl or other agreed to locations although you understand and agree that you will be required to travel from time to time for business purposes.

      3.    Compensation.

            a. Base Salary. All compensation to you for all services rendered to the Company and its subsidiaries, the Company will pay you a base salary:
                  i.    year one of $150,000 one hundred fifty thousand dollars
                  ii.   year two of $180,000 one hundred eighty thousand dollars
                  iii. year three of $240,000 two hundred forty thousand dollars
                  Salary shall be payable in 24 payments payable on the 15th and the last day of each month. Notwithstanding the above, only $120,000 of the year one annual salary will be payable in cash ($5,000 per payment) until such time as the Technology Department of the Company achieves a positive cash flow for two consecutive months. The balance of the year one salary shall be accrued and will be paid at such time as the company achieves aggregate gross sales in excess of $2.5 million. However, you may elect at your option, to procure stock in the Company. This stock will be issued from the company's authorized employee stock option play ESOP at the prevailing


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                  price of the plan. Your base salary will be paid to you in accordance with the Company's regular payroll practices applicable to its executive employees.

            b. Bonus. You shall be eligible to participate in the annual Senior Executive Bonus Plan (domestic) sponsored by the Company or any successor plan hereto. Such bonus program, if in effect, shall afford you the opportunity to earn an annual bonus for each fiscal year of the Company during your employment. During the Fiscal Year 2004 only, your target annual bonus will be at the discretion of the Board of Directors for performance exceeding the expected milestone below.

                  i.    Signing Alpha project customers

                  ii. Executing at least two licensing agreements with other LED or VMS manufacturer's.

                  iii. Securing orders invoiced in 2004 in excess of $2.5 millions dollars

                  iv. Executing a manufacturing production contract with an electronic subassembly manufacturer acceptable to the Company.

                  v. Filing of additional patents under the NMMG name through Knobbe, Marten, Olsen & Bear or their equivalent

                  vi. The sale or equity investment in the company, in whole in part (at least 10%), to any third party with the intention of participating in the commercialization and sale of OnScreen products.

            c. Bonus Shares. In consideration of this Agreement, the Company at its will also offer you an initial stock grant of 450,000 shares (the "Bonus Shares") of NMMG common stock. In the event that you are terminated with cause or you voluntarily resign from the Company.

                  i. during the first year of this Agreement, the Company at its option may repurchase all of the Bonus Shares for $450

                  ii. during the second year of this Agreement, the Company at its option may repurchase 300,000 of the Bonus Shares for $450

                  iii. during the third year of this Agreement, the Company at its option may repurchase 150,000 of the Bonus Shares for $450

                  iv. Benefits. You shall be eligible to participate in all employee benefit plans and arrangements that the Company provides to its executive employees in accordance with the terms of such plans and arrangements, which shall be no less favorable to you in the aggregate, than the terms and provisions available to other executive employees of the Company.

      4.    Termination

            a.    Termination for Cause. If your employment is terminated by the


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                  Company for Cause, the Company shall pay you the full amount of the accrued but unpaid base salary you have earned through the date of your termination, plus a cash payment (calculated on the basis of your base salary then in effect) for all unused accrued vacation. In addition, you shall be entitled to benefits under the employee plans and arrangement described in appropriate company employee handbooks. b. Termination for Other than for Cause. During the three (3) year period following the Effective Date only, if your employment is terminated by the Company for reasons other than for Cause, the Company shall pay you the full amount of the accrued by unpaid base salary you have earned through the date of your termination, plus a cash payment (calculated on the basis of your base salary then in effect) for all unused accrued vacation. In addition, the Company shall pay you a lump sum amount depending on the date of your employment termination as follows:

      Termination Date              Amount

      During 1-year period                100% of annual base salary
      Following Effective Date            ($150,000)

      Following first anniversary         100% of annual base salary
      of Effective Date                   100% of target annual bonus

      There shall be no other payments or benefits on termination.


      5. Definitions. For purposes of this Agreement, the following capitalized words shall have the meanings set forth below:

                  "Cause" shall mean a termination of your employment which is a result of (i) your felony conviction, (ii) your willful and unauthorized disclosure of material trade secrets or other material confidential information related to the business of the Company and its subsidiaries or (iii) your willful and continued failure substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from resignation by you) after a written demand for substantial performance is delivered to you by the Chief Executive Officer, which demand specifically identifies the manner in which the Company believes that you have not substantially performed your duties, and which performance is not substantially corrected by you within 10 days of receipt of such demand. For purposes of the previous absences, no act or failure to act on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.


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      6.    Notices. For the purpose of this Agreement, notices and all other
            Communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postate prepaid, address to the New Millennium Media International, Inc. 200 9th Avenue north, Suite 210, Safety harbor, Fl, 34695, Attn: John "JT" Thatch, Chief Executive Officer, with a copy to the General Counsel of the Company, or to you at this address set forth on the first page of this agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

      7.    Miscellaneous

            a. Amendments, Waivers, Retention, Agreement, Etc. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and this Agreement shall supercede all prior agreements, negotiations, correspondence, undertakings, and communications of the parties, oral or written, with respect to the subject matter hereof.

            b. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

            c. Counterparts. This Agreement may be executed in several counterparts each of which shall be deemed to be the original but all of which together constitute one and the same instrument.

            d. Withholding. Amounts paid to you hereunder shall be subject to all applicable federal, state and local withholding taxes.

            e. Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. You will have no right, title or interest whatsoever in or to any investments which the Company may make to aid it is meeting in obligations hereunder. To the extent that any person acquire a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.


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            f.    Headings. The headings contained in this Agreement are
                  intended solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

            g. Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Florida applicable to contracts entered into and performed in such State.

      If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

      Sincerely,
      New Millennium Media International, Inc.


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      John Thatch
      CEO

      ----------------------------------------
      Date

      Agreed to and accepted:


      ----------------------------------------
      Steve Velte